Exhibit 99.1

FOR IMMEDIATE RELEASE:	Investor Relations contact:
Tel: 415-278-7933
investor_relations@gymboree.com

Media Relations contact:
Tel: 415-278-7493
media_relations@gymboree.com

Gymboree Reports Fourth Quarter and Fiscal Year 2015 Sales and Adjusted EBITDA Results

Fourth Quarter Comparable Sales Increased 5%

Fourth Quarter Adjusted EBITDA Increased $15.3M to $47.6M

San Francisco, Calif., April 26, 2016 – The Gymboree Corporation (the “Company”) today reported consolidated financial results for its fourth quarter and fiscal year ended January 30, 2016.

Fourth Quarter Fiscal 2015 Highlights Include:

•	Comparable sales (including online sales) increased 5% from the fourth quarter of fiscal 2014.

•	Adjusted EBITDA increased $15.3 million from the fourth quarter of fiscal 2014 to $47.6 million.

“We are very pleased with the progress we have made in the fourth quarter, particularly with our Gymboree brand, and we are encouraged as we enter Fiscal 2016,” said Mark Breitbard, Chief Executive Officer. “Our key initiatives are gaining traction, and customers are responding positively to our Spring product lines across all brands.”

Fourth Quarter Results (13 weeks ended January 30, 2016 versus 13 weeks ended January 31, 2015)

•	Net sales were $392.4 million, compared to $375.6 million in the fourth quarter of fiscal 2014, an increase of 4%.

•	Comparable sales (including online sales) increased 5% compared to the fourth quarter of fiscal 2014.

•	Comparable sales increases by brand for the fourth quarter of fiscal 2015 compared to the fourth quarter of fiscal 2014 and comparable sales increases by brand for the fourth quarter of fiscal 2014 compared to the fourth quarter of fiscal 2013 were as follows:

Comparable Sales	Q4 2015	Q4 2014
Gymboree	+6%	+5%
Janie and Jack	+11%	+8%
Crazy 8	+1%	+4%

•	Gross profit was $157.4 million, or 40.1% of net sales, compared to $137.9 million, or 36.7% of net sales, for the fourth quarter of fiscal 2014.

•	Adjusted gross profit was $159.1 million, or 40.6% of net sales, compared to $139.7 million, or 37.2% of net sales, for the fourth quarter of fiscal 2014.

•	SG&A expense was $127.6 million, or 32.5% of net sales, compared to $125.2 million, or 33.3% of net sales, in the fourth quarter of fiscal 2014.

•	Adjusted SG&A expense was $124.8 million, or 31.8% of net sales, compared to $123.1 million, or 32.8% of net sales, in the fourth quarter of fiscal 2014.

•	Adjusted EBITDA, defined as net income (loss) attributable to The Gymboree Corporation before interest, income taxes, and depreciation and amortization, adjusted for other items as described below, was $47.6 million, compared to $32.3 million for the fourth quarter of fiscal 2014.

•	Net income attributable to The Gymboree Corporation for the quarter was $49.4 million, including a gain on extinguishment of debt of $41.5 million, compared to a net loss of $7.4 million in the fourth quarter of fiscal 2014.

Fiscal Year 2015 Results (52 weeks ended January 30, 2016 versus 52 weeks ended January 31, 2015)

•	Net sales were $1.25 billion, compared to $1.23 billion in fiscal 2014.

•	Comparable sales (including online sales) increased 1% compared to fiscal 2014.

•	Comparable sales by brand for fiscal 2015 compared to fiscal 2014 and comparable store sales by brand for fiscal 2014 compared to fiscal 2013 were as follows:

Comparable Sales	FY 2015	FY 2014
Gymboree	0%	-4%
Janie and Jack	+8%	+5%
Crazy 8	+2%	-3%

•	Net cash provided by operating activities was $29.1 million, compared to net cash used in operating activities of $21.8 million during fiscal 2014.

•	Gross profit was $486.2 million, or 39.0% of net sales, compared to $468.5 million, or 38.1% of net sales, for fiscal 2014.

•	Adjusted gross profit was $493.0 million, or 39.5% of net sales, compared to $475.8 million, or 38.7% of net sales for fiscal 2014.

•	SG&A expense was $444.2 million, or 35.6% of net sales, compared to $448.4 million, or 36.5% of net sales in fiscal 2014. SG&A expense in fiscal 2015 and 2014 included asset impairment charges of $1.3 million and $6.0 million, respectively, related to underperforming stores.

•	Adjusted SG&A expense was $432.4 million, or 34.7% of net sales, compared to $441.2 million, or 35.9% of net sales, for fiscal 2014.

•	Adjusted EBITDA was $102.5 million, compared to $93.7 million for fiscal 2014.

•	Net loss attributable to The Gymboree Corporation was $10.2 million, compared to $574.1 million for fiscal 2014. The Company recorded a gain on extinguishment of debt of $41.5 million in the fourth quarter of fiscal 2015 and a $591.4 million non-cash goodwill and intangible asset impairment charge in the third quarter of fiscal 2014.

Adjusted EBITDA, Adjusted gross profit and Adjusted SG&A expense are not financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). For a description of Adjusted EBITDA, Adjusted gross profit and Adjusted SG&A expense and a reconciliation of these measures to GAAP measures, see “Non-GAAP Financial Measures” below and Exhibit D of this press release.

Balance Sheet and Other Highlights

•	During the fourth quarter of fiscal 2015 and the first quarter of fiscal 2016, the Company repurchased $135.4 million aggregate principal amount of its 9.125% senior notes due 2018 (the “Notes”) in open market and individually negotiated transactions for approximately $41.5 million, capturing $93.9 million of discount. The Company funded these repurchases with the proceeds from borrowings under its asset-backed revolving credit facility. As a result of these transactions, the Company reduced its annual interest expense by approximately $11 million.

•	On April 22, 2016, the Company entered into a second amendment to its amended and restated credit agreement dated as of March 30, 2012 with Bank of America, N.A., as the administrative agent and collateral agent thereunder, the lenders party thereto and Pathlight Capital LLC as ABL term loan agent (the “Amended ABL Credit Agreement”). The Amended ABL Credit Agreement provides for a senior secured term loan of $50.0 million, subject to a borrowing base (the “ABL Term Loan”). The Company may use the proceeds of the ABL Term Loan for general corporate purchases, including to fund the Company’s announced tender offer for the Notes.

•	As of the date of this press release, there was $210.6 million principal amount of the Notes outstanding and there were $48 million in borrowings outstanding under the asset-backed revolving credit facility (after a repayment of $10 million with the proceeds of the ABL Loan) and approximately $87.9 million of undrawn availability under this facility after deducting letters of credit and outstanding borrowings.

•	During fiscal 2015 and through the first quarter of fiscal 2016, the Company has been actively engaged in various initiatives to improve its capital structure. The Company has announced the following initiatives from this period:

•	Completed the sale-leaseback of its distribution center in Dixon, California, in the second quarter of fiscal 2015, resulting in gross proceeds to the Company of $26.8 million.

•	Amended the Company’s ABL facility in the third quarter of fiscal 2015 to (1) extend the maturity date from March 2017 to the earlier of (A) September 2020 or (B) a date that is 60 days before the maturity of the term loan in February 2018 and (2) provide for up to $75 million in additional terms loans.

•	Repurchased $135.4 million in aggregate principal amount of the Notes since the beginning of the fourth quarter of Fiscal 2015 with the proceeds from borrowings under the Company’s asset-backed revolving credit facility.

•	On April 22, 2016, the Company closed on a new $50 million ABL Term Loan, which the Company plans to utilize to fund the Company’s announced tender offer for the Notes and for general corporate purposes.

•	On April 26, 2016, the Company announced a cash tender offer (the “Tender Offer”) to purchase up to $40,000,000 in aggregate principal amount of its outstanding Notes, excluding accrued interest. The Tender Offer is subject to a number of conditions and, if consummated, is expected to be financed with the proceeds from the ABL Term Loan.

The Company is continuing to actively pursue various other financing alternatives, including refinancing and/or repurchasing its existing debt, divestitures of certain of its assets and/or lines of business, as well as other opportunities to improve its capital structure. If opportunities are favorable, the Company may consummate one or more of these initiatives and the amounts involved and related financial statement impact may be material.

•	As of the end of fiscal 2015, there were $19 million in borrowings outstanding under the Company’s asset-backed revolving credit facility and $125.5 million of undrawn availability under this facility after deducting letters of credit and outstanding borrowings.

•	As of the end of fiscal 2015, there was $769.1 million in principal outstanding under the Company’s $820 million senior secured term loan.

•	Capital expenditures were $21.4 million during fiscal 2015 compared to $32.0 million in fiscal 2014.

•	Inventory balances at the end of fiscal 2015 were $206.6 million, compared to $198.3 million at the end of fiscal 2014. On a per square foot basis, inventory cost increased 4% year over year and inventory units increased by a mid-single digit percentage year over year.

Fiscal 2016 Business Outlook

The Company’s fiscal 2016 outlook is based on current economic environment trends, as well as management expectations for the remainder of the year.

First Quarter

The Company anticipates Adjusted EBITDA for the first quarter of fiscal 2016 to be in the range of $22 million to $25 million. This expectation reflects a comparable retail sales increase of low to mid-single digits for the quarter. The prior year quarter Adjusted EBITDA of $15.6 million was impacted by the port slowdown, which negatively impacted Adjusted EBITDA by approximately $6 million.

Full Year

For the full year, the Company expects Adjusted EBITDA to be in the range of $120 million to $135 million. Based on this guidance, the Company expects to have sufficient liquidity during fiscal 2016 to service its debt and invest in the business to drive long-term growth.

Stores

During fiscal 2016, the Company plans to open approximately 6 new stores and expects to close approximately 20 to 30 stores, primarily in its Crazy 8 and Gymboree brands.

Capital Expenditures

During fiscal 2016, the Company anticipates spending approximately $30 million to $35 million for capital expenditures. The Company expects to finance its capital expenditures for fiscal 2016 through a combination of cash generated by operations, the remaining funds available under its asset-backed loan facility, senior secured term loan, ABL Term Loan and cash on hand.

Non-GAAP Financial Measures

The Company defines “Adjusted EBITDA” as net income (loss) attributable to The Gymboree Corporation before interest, income taxes, and depreciation and amortization (“EBITDA”), adjusted for other items including gain on extinguishment of debt, non-cash share-based compensation, loss on disposal/impairment of assets and sponsor management fees and expenses, as well as the impact of purchase accounting adjustments resulting from the Acquisition and certain other items that we do not believe are representative of our ongoing operations. Adjusted SG&A and Adjusted Gross Profit are defined by the Company as the relevant GAAP measure, excluding the impact of purchase accounting adjustments resulting from the Acquisition. The Company is likely to exclude these items from these non-GAAP measures in the future and may also exclude other similar items, the effect of which is uncertain but may be significant in amount. The determination of the amounts that are excluded from non-GAAP financial measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts.

Adjusted EBITDA is a non-GAAP measure but is considered an important supplemental measure of the Company’s performance and is believed to be used frequently by securities analysts, investors and other interested parties in the evaluation of similar retail companies. Adjusted EBITDA is not a presentation made in accordance with GAAP and the Company’s computation of Adjusted EBITDA may vary from others in the industry. Adjusted EBITDA should not be considered an alternative to operating income or net income, as a measure of operating performance or cash flow, or as a measure of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Adjusted SG&A and Adjusted Gross Profit are also non-GAAP measures. See Exhibit D for a reconciliation of Adjusted EBITDA to net income (loss) attributable to The Gymboree Corporation and for a reconciliation of Adjusted SG&A and Adjusted Gross Profit to the relevant GAAP measure.

The live broadcast of the discussion of fourth quarter and fiscal 2015 financial results and fiscal 2016 business outlook will be available to interested parties at 2:00 p.m. PT (5:00 p.m. ET) on Tuesday, April 26, 2016. To listen to the live broadcast over the internet, please log on to www.gymboree.com, click on “Company Information” at the bottom of the page; go to “Investor & Media” and then “Conference Calls & Webcasts.” A replay of the call will be available two hours after the broadcast through midnight PT, Tuesday, May 10, 2016, at 855-859-2056, passcode 61956075.

About The Gymboree Corporation

The Gymboree Corporation’s specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of January 30, 2016, the Company operated a total of 1,306 retail stores: 595 Gymboree® stores (546 in the United States, 48 in Canada and 1 in Puerto Rico), 175 Gymboree Outlet stores (174 in the United States and 1 in Puerto Rico), 149 Janie and Jack® shops (148 in the United States and 1 in Puerto Rico), and 387 Crazy 8® stores in the United States. The Company also operates online stores at www.gymboree.com, www.janieandjack.com and www.crazy8.com, and offers directed parent-child developmental play programs at 727 franchised and Company-operated Gymboree Play & Music® centers in the United States and 43 other countries.

Forward-Looking Statements

The foregoing financial information for the fourth quarter of fiscal 2015 and fiscal year 2015 are unaudited and subject to quarter-end and year-end adjustments. This press release includes forward-looking statements, including statements relating to The Gymboree Corporation’s anticipated future financial performance, especially those set forth under the heading “Fiscal 2016 Business Outlook,” the Company’s expectation that it has the right initiatives and strategies in place to achieve its goals in 2016, the Company’s planned use of proceeds from the ABL Term Loan and that if opportunities are favorable that it may consummate one or more of the initiatives to improve its capital structure. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. The Company presently considers the following risks and uncertainties to be important factors that could cause actual results to differ materially from the Company’s expectations : the ongoing volatility in the commodities markets, uncertainties relating to high levels of consumer debt and general economic conditions, volatility in the financial markets, potential data breaches of the Company’s or the Company’s vendors’ or suppliers’ computer networks, the Company’s ability to anticipate and timely respond to changes in trends, consumer preferences and customer reactions to new merchandise (particularly given the Company’s need to build up inventory significantly in advance of potential product sales), competitive market conditions, including promotional activities of the Company and its competitors, success in meeting the Company’s delivery targets, gross margin achievement, the Company’s ability to appropriately manage inventory, effects of future embargos from countries used to source product, the Company’s ability to attract and retain key personnel and other qualified team members, the Company’s ability to identify and capitalize on wholesale opportunities and expand and upgrade its online business, the success of its marketing campaigns, particularly TV advertising, the limited data available in the future upon which to base its expectations for stabilizing sales trends, and other factors, including those discussed under “Risk Factors” in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2015, filed with the Securities and Exchange Commission on May 1, 2015 and subsequent filings. The Company cautions investors to carefully consider the risks associated with, and not to place considerable reliance on, the forward-looking statements contained in this press release. The Company’s announced tender offer for the Notes is subject to a number of conditions and may not be consummated on the terms or the timeline the Company expects or at all, and the Company retains broad discretion to use the proceeds of the ABL Term Loan for other purposes. In addition, the Company cannot be sure that the initiatives it is continuing to actively pursue to improve its capital structure will be available to it on acceptable terms or at all. The forward-looking statements in this press release speak only as of the date of this document, and the Company undertakes no obligation to update or revise any of these statements.

Gymboree, Janie and Jack, Crazy 8, and Gymboree Play & Music are registered trademarks of The Gymboree Corporation.

EXHIBIT A

THE GYMBOREE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	13 Weeks Ended		52 Weeks Ended
	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015
Net sales:
Retail	$376,230	$361,711	$1,184,606	$1,178,476
Gymboree Play & Music	10,976	9,013	41,212	30,908
Retail Franchise	5,170	4,884	21,533	19,356

Total net sales	392,376	375,608	1,247,351	1,228,740
Cost of goods sold, including buying and occupancy expenses	(234,931)	(237,703)	(761,108)	(760,192)

Gross profit	157,445	137,905	486,243	468,548
Selling, general and administrative expenses	(127,607)	(125,247)	(444,249)	(448,356)
Goodwill and intangible asset impairment	—	—	—	(591,396)

Operating income (loss)	29,838	12,658	41,994	(571,204)
Interest income	34	88	114	245
Interest expense	(21,377)	(20,781)	(85,990)	(82,378)
Gain on extinguishment of debt	41,522	—	41,522	—
Other expense, net	(554)	(73)	(692)	(594)

Income (Loss) before income taxes	49,463	(8,108)	(3,052)	(653,931)
Income tax (expense) benefit	(701)	(1,753)	(5,712)	73,820

Net income (loss)	48,762	(9,861)	(8,764)	(580,111)
Net loss (income) attributable to noncontrolling interest	677	2,415	(1,412)	6,006

Net income (loss) attributable to The Gymboree Corporation	$49,439	$(7,446)	$(10,176)	$(574,105)

EXHIBIT B

THE GYMBOREE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	January 30,	January 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$18,164	$18,520
Accounts receivable	26,696	25,248
Merchandise inventories	206,642	198,337
Prepaid income taxes	2,196	2,599
Prepaid expenses	6,757	6,821
Deferred income taxes	—	6,824

Total current assets	260,455	258,349

Property and equipment, net	158,478	182,431
Goodwill	372,737	373,834
Other intangible assets, net	341,011	343,552
Deferred financing costs	19,019	25,622
Other assets	5,044	4,155

Total assets	$1,156,744	$1,187,943

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$109,193	$87,032
Accrued and other current liabilities	102,254	94,805
Line of credit borrowings	19,000	33,000
Current obligation under capital lease	605	552

Total current liabilities	231,052	215,389

Long-term liabilities:
Long-term debt	1,055,945	1,114,048
Long-term sale-leaseback financing liability	26,407	—
Long-term obligation under capital lease	2,245	2,850
Lease incentives and other liabilities	49,664	53,677
Unrecognized tax benefits	5,075	5,048
Deferred income taxes	124,244	129,196

Total liabilities	1,494,632	1,520,208

Stockholders’ deficit	(337,888)	(332,265)

Total liabilities and stockholders’ deficit	$1,156,744	$1,187,943

EXHIBIT C

THE GYMBOREE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	52 Weeks Ended
	January 30, 2016	January 31, 2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(8,764)	$(580,111)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Gain on extinguishment of debt	(41,522)	—
Goodwill and intangible asset impairment	—	591,396
Depreciation and amortization	41,355	44,422
Amortization of deferred financing costs and accretion of original issue discount	7,922	7,138
Interest rate cap contracts - adjustment to market	3,861	2,062
Loss on disposal/impairment of assets	3,627	9,010
Deferred income taxes	(910)	(78,466)
Share-based compensation expense	3,367	4,624
Other	—	34
Change in assets and liabilities:
Accounts receivable	33	(3,928)
Merchandise inventories	(9,275)	(23,472)
Prepaid income taxes	401	(682)
Prepaid expenses and other assets	104	18,466
Accounts payable	22,237	(14,902)
Accrued and other current liabilities	8,717	(2,065)
Lease incentives and other liabilities	(2,013)	4,716

Net cash provided by (used in) operating activities	29,140	(21,758)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(21,413)	(31,992)
Increase in restricted cash	(10,863)	—
Decrease in restricted cash	10,863	—
Increase in related party loan receivable	(1,741)	—
Proceeds from sale of assets	353	—
Other	201	50

Net cash used in investing activities	(22,600)	(31,942)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from ABL facility	470,000	447,000
Payments on ABL facility	(484,000)	(414,000)
Repurchase of notes	(15,325)	—
Proceeds from sale-leaseback financing liability	26,750	—
Payments on capital lease and sale-leaseback financing liability	(686)	(503)
Payments for deferred financing costs	(2,574)	—
Dividend payment to parent	(11)	(153)
Capital contribution received by noncontrolling interest	—	992

Net cash (used in) provided by financing activities	(5,846)	33,336

Effect of exchange rate fluctuations on cash and cash equivalents	(1,050)	(545)

Net decrease in cash and cash equivalents	(356)	(20,909)
CASH AND CASH EQUIVALENTS:
Beginning of period	18,520	39,429

End of period	$18,164	$18,520

EXHIBIT D

THE GYMBOREE CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands)

(Unaudited)

ADJUSTED EBITDA:

The Company defines “Adjusted EBITDA” as net income (loss) attributable to The Gymboree Corporation before interest expense, interest income, income tax expense/benefit, and depreciation and amortization (“EBITDA”) adjusted for other items, including gain on extinguishment of debt, non-cash share-based compensation, loss on disposal/impairment of assets, and sponsor management fees and expenses, as well as the impact of purchase accounting adjustments resulting from the acquisition of the Company by investment funds sponsored by Bain Capital Partners, LLC (the “Acquisition”).

Adjusted EBITDA is not a performance measure under U.S. generally accepted accounting principles (“GAAP”), but is considered an important supplemental measure of the Company’s performance and is believed to be used frequently by securities analysts, investors and other interested parties in the evaluation of similar retail companies. Adjusted EBITDA is not a presentation made in accordance with GAAP and the Company’s computation of Adjusted EBITDA may vary from others in the industry. Adjusted EBITDA should not be considered an alternative to operating income or net income, as a measure of operating performance or cash flow, or as a measure of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

The table below provides a reconciliation of net income (loss) attributable to The Gymboree Corporation to Adjusted EBITDA:

	13 Weeks Ended		52 Weeks Ended
	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015

Net income (loss) attributable to The Gymboree Corporation	$49,439	$(7,446)	$(10,176)	$(574,105)
Reconciling items (a):
Interest expense	21,377	20,781	85,990	82,378
Interest income	(11)	(10)	(34)	(90)
Income tax expense (benefit)	204	979	3,073	(75,654)
Depreciation and amortization (b)	10,250	10,476	40,264	42,757
Non-cash share-based compensation expense	702	1,235	3,367	4,624
Loss on disposal/impairment on assets	2,834	2,416	3,708	8,457
Gain on extinguishment of debt	(41,522)	—	(41,522)	—
Goodwill and intangible asset impairment	—	—	—	591,396
Acquisition-related adjustments (c)	3,417	3,327	11,981	12,005
Other (d)	888	513	5,826	1,882

Adjusted EBITDA	$47,578	$32,271	$102,477	$93,650

(a) Excludes amounts related to noncontrolling interest, which are already excluded from net loss attributable to The Gymboree Corporation.

(b) Includes the following:
Amortization of intangible assets (impacts SG&A)	$383	$383	$1,534	$1,534
Amortization of below and above market leases (impacts COGS)	(199)	(234)	(745)	(958)

	$184	$149	$789	$576

(c) Includes the following:
Additional rent expense recognized due to the elimination of deferred rent and construction allowances in purchase accounting (impacts COGS)	$1,871	$2,052	$7,517	$8,241
Sponsor fees, legal and accounting, as well as other costs incurred as a result of the Acquisition or refinancing (impacts SG&A)	1,546	1,275	4,464	3,764

	$3,417	$3,327	$11,981	$12,005

(d) Other is comprised of restructuring charges and non-recurring changes in reserves.

OTHER NON-GAAP FINANCIAL MEASURES:

	13 Weeks Ended		52 Weeks Ended
	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015

Gross profit as reported	$157,445	$137,905	$486,243	$468,548
Acquisition-related adjustments	1,672	1,818	6,772	7,283

Adjusted gross profit excluding Acquisition-related adjustments (non-GAAP measure)	$159,117	$139,723	$493,015	$475,831

	13 Weeks Ended		52 Weeks Ended
	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015

SG&A as reported	$(127,607)	$(125,247)	$(444,249)	$(448,356)
Acquisition-related adjustments	1,929	1,658	5,998	5,298
Other adjustments	888	513	5,826	1,882

	2,817	2,171	11,824	7,180

Adjusted SG&A excluding Acquisition-related and other adjustments (non-GAAP measure)	$(124,790)	$(123,076)	$(432,425)	$(441,176)

EXHIBIT E

THE GYMBOREE CORPORATION

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	For the 13 Weeks Ended January 30, 2016
	Balance Before
	Consolidation
	of VIEs	VIEs*	Eliminations	As Reported
Net sales	$383,582	$11,084	$(2,290)	$392,376
Cost of goods sold, including buying and occupancy expenses	(232,391)	(3,038)	498	(234,931)

Gross profit	151,191	8,046	(1,792)	157,445
Selling, general and administrative expenses	(121,603)	(7,829)	1,825	(127,607)

Operating income	29,588	217	33	29,838
Other non-operating income (expense)	20,022	(397)	—	19,625

Income (loss) before income taxes	49,610	(180)	33	49,463
Income tax expense	(204)	(497)	—	(701)

Net income (loss)	49,406	(677)	33	48,762
Net loss attributable to noncontrolling interest	—	677	—	677

Net income attributable to The Gymboree Corporation	$49,406	$—	$33	$49,439

	For the 13 Weeks Ended January 31, 2015
	Balance Before
	Consolidation
	of VIEs	VIEs*	Eliminations	As Reported
Net sales	$368,882	$8,649	$(1,923)	$375,608
Cost of goods sold, including buying and occupancy expenses	(235,330)	(2,769)	396	(237,703)

Gross profit	133,552	5,880	(1,527)	137,905
Selling, general and administrative expenses	(119,199)	(7,546)	1,498	(125,247)

Operating income (loss)	14,353	(1,666)	(29)	12,658
Other non operating (expense) income	(20,791)	25	—	(20,766)

Loss before income taxes	(6,438)	(1,641)	(29)	(8,108)
Income tax expense	(979)	(774)	—	(1,753)

Net loss	(7,417)	(2,415)	(29)	(9,861)
Net loss attributable to noncontrolling interest	—	2,415	—	2,415

Net loss attributable to The Gymboree Corporation	$(7,417)	$—	$(29)	$(7,446)

	For the 52 Weeks Ended January 30, 2016
	Balance Before
	Consolidation
	of VIEs	VIEs*	Eliminations	As Reported
Net sales	$1,216,510	$40,693	$(9,852)	$1,247,351
Cost of goods sold, including buying and occupancy expenses	(752,909)	(11,183)	2,984	(761,108)

Gross profit	463,601	29,510	(6,868)	486,243
Selling, general and administrative expenses	(425,933)	(25,119)	6,803	(444,249)

Operating income	37,668	4,391	(65)	41,994
Other non-operating expense	(44,706)	(340)	—	(45,046)

(Loss) income before income taxes	(7,038)	4,051	(65)	(3,052)
Income tax expense	(3,073)	(2,639)	—	(5,712)

Net (loss) income	(10,111)	1,412	(65)	(8,764)
Net income attributable to noncontrolling interest	—	(1,412)	—	(1,412)

Net loss attributable to The Gymboree Corporation	$(10,111)	$—	$(65)	$(10,176)

	For the 52 Weeks Ended January 31, 2015
	Balance Before
	Consolidation
	of VIEs	VIEs*	Eliminations	As Reported
Net sales	$1,209,676	$26,354	$(7,290)	$1,228,740
Cost of goods sold, including buying and occupancy expenses	(753,756)	(7,643)	1,207	(760,192)

Gross profit	455,920	18,711	(6,083)	468,548
Selling, general and administrative expenses	(1,022,894)	(22,902)	6,044	(1,039,752)

Operating loss	(566,974)	(4,191)	(39)	(571,204)
Other non operating (expense) income	(82,746)	19	—	(82,727)

Loss before income taxes	(649,720)	(4,172)	(39)	(653,931)
Income tax benefit (expense)	75,654	(1,834)	—	73,820

Net loss	(574,066)	(6,006)	(39)	(580,111)
Net loss attributable to noncontrolling interest	—	6,006	—	6,006

Net loss attributable to The Gymboree Corporation	$(574,066)	$—	$(39)	$(574,105)

EXHIBIT E (continued)

THE GYMBOREE CORPORATION

CONDENSED CONSOLIDATING BALANCE SHEETS

(In thousands)

(Unaudited)

	January 30, 2016
	Balance Before
	Consolidation of VIEs	VIEs*	Eliminations	As Reported
Current assets	$241,043	$20,845	$(1,433)	$260,455
Non-current assets	891,339	4,950	—	896,289

Total assets	$1,132,382	$25,795	$(1,433)	$1,156,744

Current liabilities	$217,596	$14,618	$(1,162)	$231,052
Non-current liabilities	1,263,117	463	—	1,263,580

Total liabilities	1,480,713	15,081	(1,162)	1,494,632

Total stockholders’ deficit	(348,331)	—	(271)	(348,602)
Noncontrolling interest	—	10,714	—	10,714

Total liabilities and stockholders’ deficit	$1,132,382	$25,795	$(1,433)	$1,156,744

	January 31, 2015
	Balance Before
	Consolidation of VIEs	VIEs*	Eliminations	As Reported
Current assets	$243,682	$16,222	$(1,555)	$258,349
Non-current assets	924,367	5,227	—	929,594

Total assets	$1,168,049	$21,449	$(1,555)	$1,187,943

Current liabilities	$205,674	$11,088	$(1,373)	$215,389
Non-current liabilities	1,304,384	435	—	1,304,819

Total liabilities	1,510,058	11,523	(1,373)	1,520,208

Total stockholders’ deficit	(342,009)	—	(182)	(342,191)
Noncontrolling interest	—	9,926	—	9,926

Total liabilities and stockholders’ deficit	$1,168,049	$21,449	$(1,555)	$1,187,943

*	The Variable Interest Entities (“VIEs”) include the results of Gymboree (China) Commercial and Trading Co. Ltd. and Gymboree (Tianjin) Educational Information Consultation Co. Ltd. While the Company does not control these two entities, they have been determined to be variable interest entities and their results have been consolidated by the Company.

EXHIBIT F

THE GYMBOREE CORPORATION

RETAIL SALES BY BRAND

(In thousands)

(Unaudited)

				Total
	Gymboree	Janie and Jack	Crazy 8	Before VIE	VIE	Total
13 weeks ended January 30, 2016	$244,237	$44,444	$85,431	$374,112	$2,118	$376,230
13 weeks ended January 31, 2015	$232,993	$40,102	$86,644	$359,739	$1,972	$361,711

52 weeks ended January 30, 2016	$752,627	$145,695	$278,871	$1,177,193	$7,413	$1,184,606
52 weeks ended January 31, 2015	$764,145	$133,246	$275,235	$1,172,626	$5,850	$1,178,476